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BDO Canada LLP
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Consent of Independent Registered Chartered Accountants

We hereby consent to (i) the inclusion in Dejour Energy Inc.'s Annual Report on Form 20-F for the year ended December 31, 2014; and (ii) the incorporation by reference in Dejour Energy Inc.'s Registration Statement on Form F-3 (File No. 333-183587); and (iii) the incorporation by reference in Dejour Energy Inc.'s Registration Statements on Form S-8 (Files No. 333-179540 and 333-156772) of our Auditor's Report dated March 4, 2015 relating to the Dejour Energy Inc. Consolidated Financial Statements as at December 31, 2014, and December 31, 2013, and for the years then ended. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Calgary, Canada
April 21, 2015

/s/ BDO Canada LLP
INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS